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           [LETTERHEAD OF ADVANCED MICRO DEVICES, INC. APPEARS HERE]

                                        For further information:
                                        Chuck Mulloy
                                        408/749-5481


                        ADVANCED MICRO DEVICES EXPECTS
                    DISAPPOINTING FOURTH-QUARTER 486 SALES

SUNNYVALE, CA... December 18, 1995... Advanced Micro Devices (AMD) today announced that it expects fourth-quarter earnings to be lower than last quarter. The company attributed the earnings shortfall entirely to lower than expected shipments of AM486(R) microprocessors. AMD plans to release annual results on January 10, 1996.

"While we expect our fourth-quarter revenues to be up over last quarter, the increase will not be enough to offset higher depreciation and start-up costs from Fab 25, our new megafab in Austin, Texas. As a result, our earnings will be down sequentially and less than analysts' expectations," said W.J. Sanders III, chairman and chief executive officer of AMD.

Sales of communications, programmable logic and memory products remain strong, with demand for flash memory devices continuing to exceed supply. AMD continues to expect that aggregate revenues from these product lines will be up approximately 10 percent sequentially and 50 percent compared to the fourth quarter of 1994.

Sanders said AMD will ship fewer Am486 devices than in third quarter of 1995 as a result of unanticipated Intel 486 microprocessor sales activity. "Intel had appeared to be exiting the 486 market but came back during the fourth quarter. The supply of 100Mhz

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486 microprocessors from Intel prevented AMD from achieving our expected unit shipment goal." Sanders said that AMD maintained its announced pricing throughout the quarter.

AMD also announced that it has begun sampling major computer development partners with initial version of its fifth-generation, Microsoft(R) Windows(R)-compatible microprocessor, code-named SSA/5-75. Based on AMD's K86(TM) Superscalar architecture and manufactured on 0.35 micron process technology, the SSA/5-75 is a plug-in replacement for a 75Mhz Pentium.

Focusing on the personal and networked computing and communications markets, Advanced Micro Devices, Inc., produces microprocessors and related peripherals, flash memories, programmable logic devices, and circuits for telecommunications and networking applications. Founded in 1969, AMD reported 1994 revenues of $2.1 billion. With headquarters in Sunnyvale, California, AMD has sales offices worldwide and manufacturing facilities in Sunnyvale; Austin, Texas; Bangkok, Thailand; Penang, Malaysia; Singapore; Aizu-Wakamatsu, Japan and Basingstoke, England.

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WORLD WIDE WEB: Press announcements and other information about AMD are available on the Internet via the World Web. Type http://www.amd. com at the URL prompt.

Am486 is a registered trademark of Advanced Micro Devices, Inc.
K86 is a trademark of Advanced Micro Devices, Inc.
Microsoft and Windows are registered trademarks of Microsoft Corporation.

GENERAL NOTICE: Product names used in this publication are for identification purposes only and may be trademarks of their respective companies.

AMD news release 95Corp27